Exhibit 10.2

CalciMedica, Inc.

Non-Employee Director Compensation Policy

March 2025

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to CalciMedica, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (as amended, the “Policy”) for his or her Board service. This Policy is effective as of March 26, 2025 (the “Effective Date”). An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This Policy is effective as of the Effective Date and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

As of the Effective Date, the Board has approved the payment of the annual cash compensation amount set forth below to Eligible Directors for services provided during the period from January 1, 2025 through December 31, 2025 in the form of stock options based on the aggregate value (using the Black-Scholes valuation methodology) for service by an Eligible Director for such period.

Beginning on January 1, 2026, unless the Board or the Compensation Committee of the Board approves the payment of the annual cash compensation amount set forth below in a form other than cash prior to the commencement of the applicable service period, the annual cash compensation amount set forth below will be payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal quarter, with the pro-rated amount paid on the last day of the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1. Annual Board Service Retainer:

a. All Eligible Directors: $40,000

b. Chair of the Board Service Retainer (in addition to Eligible Director Service Retainer): $35,000

2. Annual Committee Chair Service Retainer:

a. Chair of the Audit Committee: $15,000

b. Chair of the Compensation Committee: $10,000

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c. Chair of the Nominating and Corporate Governance Committee: $10,000

3. Annual Committee Member Service Retainer (not applicable to Committee Chairs):

a. Member of the Audit Committee: $7,500

b. Member of the Compensation Committee: $5,000

c. Member of the Nominating and Corporate Governance Committee: $5,000

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2023 Equity Incentive Plan (as amended from time to time, the “Plan”). All stock options granted under this Policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying shares of the Company’s common stock (the “Common Stock”) on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

1. Initial Grant: For each Eligible Director who is first elected or appointed to the Board following the Effective Date, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will automatically, and without further action by the Board or the Compensation Committee of the Board, be granted a stock option to purchase 20,000 shares of Common Stock (the “Initial Grant”). The shares subject to each Initial Grant will vest in equal monthly installments over a three year period such that the option is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

2. Annual Grant: On the date of each annual stockholder meeting of the Company held after the Effective Date (an “Annual Meeting”), each Eligible Director who continues to serve as a non-employee member of the Board following such Annual Meeting will automatically, and without further action by the Board or the Compensation Committee of the Board, be granted a stock option to purchase 10,000 shares of Common Stock (the “Annual Grant”). The shares subject to the Annual Grant will vest in equal monthly installments over the 12 months following the date of grant, provided that the Annual Grant will in any case be fully vested on the date of Company’s next Annual Meeting, subject to the Eligible Director’s Continuous Service through such vesting date; provided, further, that the shares subject to the Annual Grant will vest in full upon a Change in Control.

Non-Employee Director Compensation Limit

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director (as defined in the Plan) shall in no event exceed the limits set forth in the Plan.

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